UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2012

YELP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

706 Mission Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information contained under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 23, 2012, Yelp Inc. (the “Company”) and Yelp Ireland Ltd., a wholly-owned subsidiary of the Company (“Yelp Ireland”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Qype GmbH (“Qype”) and its shareholders. Pursuant to the Purchase Agreement, Yelp Ireland acquired all of the outstanding equity interests in Qype for EUR 19,573,643 (approximately $25.3 million as of the time of closing) and 968,919 shares of the Company’s Class A Common Stock, and Qype became an indirect wholly-owned subsidiary of the Company. The transaction closed upon the execution of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations, including a cash escrow of a portion of the purchase price for the benefit of the Company and Yelp Ireland of EUR 7,829,457 (approximately $10.1 million as of the time of closing) for a two-year period after the closing of the acquisition to satisfy any indemnification obligations that may arise. A portion of the cash escrow may be released after the first anniversary of the closing of the acquisition. Of such escrow amount, EUR 4,697,674 was deposited in escrow at the time of closing and the remaining EUR 3,131,783 will be deposited in escrow if Qype delivers to the Company certain consolidated financial statements of Qype and its subsidiaries, audited under International Financial Reporting Standards, within 45 days following the closing of the transaction or, if not so delivered, Yelp is nonetheless successful in obtaining and filing such financial statements with the Securities and Exchange Commission (the “SEC”) in a timely manner (in which case the remaining escrow amount would be deposited at the time of such filing). The Purchase Agreement provides that the purchase price will be subject to post-closing adjustment based on net working capital.

The foregoing description of the Purchase Agreement is qualified in its entirety to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On October 24, 2012, the Company announced preliminary financial results for the quarter ended September 30, 2012. The Company’s press release, entitled “Yelp Acquires Qype; Provides Preliminary Third Quarter 2012 Financial Results,” is furnished pursuant to Item 2.02 as Exhibit 99.2 hereto.

The information in this Item 2.02 and the press release attached as Exhibit 99.2 hereto is furnished to, but not “filed” with, the SEC and shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The sale of the Company’s Class A Common Stock to the Qype shareholders was made in reliance on the private placement exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. The sale of the Company’s common stock was conducted without general solicitation or general advertising, each of the Qype shareholders represented that it was an “accredited investor” as defined in Rule 501 of Regulation D and each purchaser represented that the common stock was acquired for its own account and was not intended to be sold or disposed of in violation of securities laws. The Class A Common Stock to be issued to the purchasers will also contain appropriate restricted stock legends.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the due date of this Current Report.

(b)	Pro forma financial information.

Pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the due date of this Current Report.

(d)	Exhibits.

Exhibit Number	Description

99.1	Share Purchase Agreement, dated October 23, 2012, by and among Yelp Inc., Yelp Ireland Ltd., Qype GmbH and the shareholders of Qype GmbH.

99.2	Press Release, dated October 24, 2012, entitled “Yelp Acquires Qype; Provides Preliminary Third Quarter 2012 Financial Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2012	YELP INC.

	By:	/s/ Rob Krolik
Rob Krolik
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Share Purchase Agreement, dated October 23, 2012, by and among Yelp Inc., Yelp Ireland Ltd., Qype GmbH and the shareholders of Qype GmbH.

99.2	Press Release, dated October 24, 2012, entitled “Yelp Acquires Qype; Provides Preliminary Third Quarter 2012 Financial Results.”